Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Date of FDA Advisory Committee Review of Fampridine-SR for Improvement of Walking Ability in People with MS

•                  Peripheral and Central Nervous System Drugs Advisory Committee to Hold Meeting on October 14, 2009

•                  Proposed Trade Name for Fampridine-SR, if approved, is Amaya™

HAWTHORNE, N.Y., August 25, 2009 — Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that the U.S. Food and Drug Administration (FDA) has confirmed that its Peripheral and Central Nervous System Drugs Advisory Committee will review the Company’s New Drug Application (NDA) for Fampridine-SR on October 14, 2009. The meeting will take place at the Inn and Conference Center, University of Maryland University College (UMUC), Marriott Conference Centers, 3501 University Blvd. East, Adelphi, MD. Information related to the meeting is available on the U.S. Office of the Federal Register web site at: http://edocket.access.gpo.gov/2009/pdf/E9-20380.pdf

The Company also announced that it has received preliminary approval for the proposed trade name Amaya from the FDA.

Fampridine-SR is a novel therapy being studied as a potential treatment to improve walking ability in people with multiple sclerosis. The Fampridine-SR NDA was accepted by the FDA on May 5, 2009 and assigned Priority Review status. At that time, the FDA set a Prescription Drug User Fee Act (PDUFA) date of October 22, 2009; the PDUFA date is the target date for the FDA to complete its review of Fampridine-SR.

About Fampridine-SR

Fampridine-SR is a sustained-release tablet formulation of the investigational drug fampridine (4-aminopyridine or 4-AP). In laboratory studies, fampridine has been found to improve impulse conduction in nerve fibers in which the insulating layer, called myelin, has been damaged. Fampridine-SR is being developed by Acorda Therapeutics and manufactured by Elan Corporation plc.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including delays in obtaining or failure to obtain FDA approval of Fampridine-SR, the risk of unfavorable results from future studies of Fampridine-SR, Acorda Therapeutics’ ability to successfully market and sell Fampridine-SR, if approved, and Zanaflex Capsules, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.